Exhibit 10.28

MAINTENANCE, DATA AND OPERATIONS SERVICE LEVEL AGREEMENT

MAINTENANCE, DATA AND OPERATIONS SERVICE LEVEL AGREEMENT (“Agreement”) entered into as of the 3rd day of October, 2002 by and between ITA Software, Inc. (“ITA”) and Galileo International, L.L.C. (“Galileo”).

1.                   Introduction

This Maintenance, Data and Operations Service Level Agreement covers standards for the provision of maintenance, data and data management and support, and operations by ITA to Galileo, in connection with that certain Software License Agreement dated as of October 3, 2002 between Galileo and ITA (the “License Agreement”).  Capitalized terms used but not defined herein will have the meaning ascribed thereto in the License Agreement.

In accordance with the License Agreement, ITA has granted to Galileo a license to use the Licensed Software to search, select, generate, sort and price air fares and determine seat availability, in order to provide travel planning and related services.  ITA maintains its data center in the Exodus Communications facility in Waltham, Massachusetts and the WorldCom facility in Billerica, Massachusetts, and may establish alternate or additional data centers.  ITA will operate the Licensed Software at its locations in Waltham and Billerica, Massachusetts (collectively, the “Data Center”, which shall include any other location to which ITA may, upon at least 90 days’ prior written notice to and consultation with Galileo, move its data center in the future).  To support Galileo, ITA will: (i) provide maintenance and support for the Licensed Software, pursuant to Section 2 of this Agreement (“Maintenance Services”), (ii) provide data and data support relating to the Licensed Software, pursuant to Section 3 of this Agreement (“Data Services”) and (iii) operate the Licensed Software, pursuant to Section 4 of this Agreement (“Operations Services”).

2.                   Maintenance Services

2.1          Scope of Services

(a) The following are the Maintenance Services that will be provided by ITA in connection with the Licensed Software:

ITA shall:

(i)           develop and provide corrections, changes, or workarounds (“Corrections”) for any defects, errors, or malfunctions in the Licensed Software, discovered by, or made known to, Galileo or ITA; provided that “Corrections” shall not include development comprised within the definition of Customization contained in paragraph (c) below;

(ii)        provide Galileo with all improvements, modifications and enhancements (other than Customization, third party customizations, and improvements, modifications or

PORTIONS OF THIS EXHIBIT MARKED BY AN (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

enhancements which are developed by ITA for the exclusive use by its other customers and which ITA does not have the right to license) to the Licensed Software which ITA shall make or acquire from time to time and which ITA makes available to its licensees generally; provided, however, that Galileo and ITA acknowledge that ITA does not presently develop software comprising functionality or features for the exclusive use of individual customers; and

(iii)     provide Galileo with any upgrade releases (“Upgrade Releases”) to the Licensed Software, which ITA makes available to its licensees generally; provided, however, that if any Upgrade Release contains significant new or improved functionalities (including functionalities that may constitute changes in industry-standard practices and/or data formats but the absence of which does not prevent the Licensed Software from functioning as specified in the License Agreement), ITA shall have the right to make such Upgrade Release available to Galileo only upon the payment of additional license fees, or upon such other terms, as ITA requires of its licensees generally therefor; provided that in the event the effective price is lower, or the other terms are more favorable, than those pursuant to which ITA offers such Upgrade Release to any other licensee (provided that such price and terms shall be considered as a whole), ITA shall reduce the price to be charged to Galileo and/or revise the terms such that, considered as a whole, they are at least as favorable as that granted to such other ITA licensee.

(b) In the event that changes in industry-standard practices and/or data formats (such as ATPCO file formats, ATPCO processing, SSIM schedule formats and government or IATA mandates regarding taxes and passenger facility charges (PFCs)) prevent the Licensed Software from functioning as specified in the License Agreement, ITA shall, without charge to Galileo, deliver updates to the Licensed Software to permit operation of the Licensed Software in a manner equal to the functionality described in the License Agreement.  Such updates will be considered “Improvements” for the purposes of this Section 2, and ITA shall effect such Improvements to the Licensed Software within a reasonable time prior to the effective date of such industry change so that such Improvements may be implemented no later than the effective date of such change.

(c) When an Upgrade Release is available, ITA will make available to Galileo a server (and any other necessary equipment) with such Upgrade Release for testing by Galileo, and will notify Galileo thereof.  Galileo will inform ITA, within 60 days of such notice from ITA, of its completion of any testing of such Upgrade Release and direct ITA as to whether or not to implement such Upgrade Release in the production version of the Licensed Software operated by ITA on behalf of Galileo.  Galileo’s failure so to direct ITA within 90 days after receipt of notice from ITA regarding the availability of such Upgrade Release shall eliminate ITA’s obligation to provide Maintenance Services until such Upgrade Release is implemented, unless (i) Galileo has identified material defects, errors, or malfunctions in the Licensed Software caused by such Upgrade Release; or (ii) the version of the Licensed Software operated on behalf of Galileo is not more than one release older than the then-current version.  If, as contemplated by Section 2.1(a)(iii) above, ITA has made an Upgrade Release available to Galileo which includes significant new or improved functionalities subject to an additional charge which (when considered in the aggregate with any other charges previously applied to other new or improved functionalities) exceeds (***) per year, and if Galileo elects not to accept such new or improved functionalities, then ITA will continue to make available to Galileo for the remainder of the initial term, pursuant to the process described in the first two sentences of this paragraph (c), Upgrade Releases that do not include such new or improved functionalities, as well as Maintenance Services with respect to such Upgrade Releases.

(d) Subject to the provisions of, and upon the conditions set forth in, Section 3(a) of the License Agreement, in the event Galileo wishes ITA to perform Customization (as defined below) of the Licensed Software, ITA will present Galileo with a proposed Statement of Work (SOW) containing a description of the services that ITA estimates will be required to perform such Enhancements or Customization, and the cost thereof.  Such cost will be computed based on a rate for software developers of (***) per hour (or such lower rate as may be charged pursuant to the provisions of Section 6(c) of the License Agreement), as well as out-of-pocket expenses incurred.  “Customization” means the addition of features, or other changes, to the Licensed Software, that are requested by Galileo to conform the Licensed Software to its specific needs, policies, practices and/or operating environment.

(e) ITA will provide Galileo, at no additional cost, with any revisions to the existing Documentation developed or necessary to reflect all Corrections, Improvements, Customization or Upgrade Releases for the Licensed Software.

(f) All computer programs delivered pursuant to the Maintenance Services shall, unless otherwise agreed, be considered “Licensed Software” and subject to all the terms and conditions of the License Agreement.

(g) ITA currently provides between three and four Upgrade Releases per year.  ITA will not materially change its release schedule without prior notification to and consultation with Galileo.  ITA will at all times provide Maintenance Services for at least the current and one (1) previous Upgrade Release of the Licensed Software; provided, however, that in the case of Improvements delivered pursuant to paragraph (b), ITA will not be obligated to provide Maintenance Services with respect to any prior Upgrade Release which does not incorporate the industry changes comprised in such Improvements.

(h) ITA shall provide Maintenance Services directly to Galileo but not to Online Users or Offline Travel Agents.

(i)  ITA shall provide Maintenance Services to Galileo in a manner that is at least pari passu with the Maintenance Services ITA provides to its other licensees.

2.2          Maintenance

ITA shall maintain a technical support entry point in Massachusetts, identified by a dedicated phone number and e-mail address, which will be staffed by knowledgeable ITA employees capable of providing technical assistance regarding the Licensed Software, its functionality, databases, operations, utilities and supporting documentation. Such telephone or e-mail assistance will be available to Galileo on a daily basis during regular working hours (9:00 a.m. to 6:00 p.m. Eastern time Monday through Friday) for non-emergency problems (as defined in Section 5.1) and on a “24/7” (365 days per year) basis for emergency problems.  This technical support entry point will also coordinate problem resolution and keep Galileo apprised of efforts to remedy any problem situation until complete restoration of the service.  First line of support will be Galileo’s Help Desk, which will contact and escalate problems to ITA when necessary.

3.                   Data Services

3.1          Scope of Services

(a) ITA manages data feeds for schedule and faring data and provides such data to the Licensed Software.  ITA currently receives fare data from Airline Tariff Publishing Company (“ATPCO”), schedule data from OAG Worldwide, Inc. (“OAG”) and certain industry data from the International Air Transport Association (“IATA”).  ITA also receives availability data through the Worldspan GDS (“Worldspan”) and maintains an availability cache for the purpose of providing availability data to its licensees.  Subject to the conditions set forth in Section 3.2(c), ITA may receive availability data from other sources, and may substitute such availability data for availability data from Worldspan.  In addition, ITA may receive seat availability information from Galileo and may process such availability data for use with the Licensed Software.  The parties will consult with each other as to the feasibility of substituting, when appropriate, Galileo availability data for Worldspan or other availability in the cache that ITA provides to Galileo hereunder.

(b) The operation of the Data Center (including all software running in such facilities) is the sole responsibility of ITA.

(c) As part of the data management services provided hereunder, ITA will (i) receive and manage availability data from Worldspan, Galileo or other sources, as applicable, (ii) receive and manage downloads of fare, schedule and industry data from ATPCO, OAG and IATA, respectively (or in each case from such other commercially reasonable industry accepted sources as ITA may reasonably determine), (iii) when and if available, receive and process fare data from SITA with respect to its carriers (provided that the ability to process SITA fare data may be considered a significant new or improved functionality, governed by the provisions of  Section 2.1(a)(iii) above), (iv) process such data described in clauses (i), (ii) and (iii) such that it is in a form suitable for use with the Licensed Software, and (v) provide such availability, fare, schedule and industry data to the Licensed Software.  ITA shall provide utilities to receive and manage downloads of fare, schedule, and industry data from Galileo.  All fare, schedule, industry and availability data received from third parties is collectively referred to as “Licensed Data”; and ATPCO, OAG, IATA, Worldspan, SITA and any other parties from which Licensed Data is obtained, are referred to as “Data Providers”.  ATPCO fare data is presently received three times per day; OAG schedule data is presently received two to three times per week; IATA data is received regularly; and availability data will be received on a continuous basis.

(d)  If so requested by Galileo, ITA will produce a Statement of Work, pursuant to Section 3(a) of the License Agreement, for the receipt and management of schedule, fare and/or industry data directly from Galileo.  Such SOW will include determination of the feasibility of receiving such data from Galileo and will also set forth any resulting modifications to the cost and other provisions of this Agreement related to such data.  In the event Galileo proceeds with such SOW, then ITA will receive schedule, fare and/or industry data directly from Galileo rather than from OAG, ATPCO and/or IATA, as the case may be.

(e) It is a condition of ITA’s providing Licensed Data and data services to Galileo hereunder that Licensed Data be used solely in connection with the operation of the Licensed Software.  Therefore, Galileo agrees that it will not transfer or distribute the Licensed Data and that it will use the Licensed Data only in connection with its operation of the Licensed Software, and for no other purpose.

(f) The parties will develop a protocol to insure that ITA’s loading of fare and schedule data onto the servers that provide data for Galileo’s use of the Licensed Software occurs as directed by Galileo and substantially simultaneously with Galileo’s loading of the same data onto its own system; provided that all data shall be presented at once and ITA will not be obligated to conform to a “rolling update” protocol.

3.2          Data Providers

(a)  ITA presently has in place and will use reasonable commercial efforts to maintain legal agreements, sufficient to cover ITA’s legal obligations to perform hereunder, with Data Providers for the provision of schedule, fare, industry and (subject to paragraph (b) below) availability data for the operation of the Licensed Software.  However, Galileo acknowledges and agrees that such Data Providers are third parties which are not in ITA’s control and which are subject to delay or failure.  While ITA agrees, as part of its obligations under this Agreement, to receive, load and manage such data, ITA does not warrant the accuracy of such data (except that the foregoing will not be deemed to relieve ITA from responsibility for problems with data which are caused by ITA and not by a Data Provider).  In addition, ITA disclaims any and all liability resulting from or related to Data Providers’ failure to provide data to ITA in a timely fashion.

(b)  Notwithstanding any other provision of this Agreement, ITA disclaims any warranty as to the continued supply of availability data from Worldspan.  In the event Worldspan ceases to provide ITA with availability data, ITA may take any actions which ITA in its sole discretion deems appropriate with respect to the provision of such data. . No such cessation by Worldspan will constitute a breach by ITA of this Agreement, nor will Galileo have any right to recover any damages, or take any other action against ITA (except as specifically provided in Section 7.3(c)(iv) of the License Agreement) as a result thereof; provided, that the foregoing will not be deemed to limit Galileo’s ability to exercise any other rights or remedies, up to and including termination, as a result of any breach by ITA of any other provision of this Agreement or the License Agreement.  ITA agrees that it will exercise its best efforts (subject to ITA’s confidentiality obligations to third parties) to give Galileo the greatest possible notice of a contemplated or threatened or actual loss of Worldspan availability information.

(c)  In the event ITA elects to receive availability data from a source other than or in addition to Worldspan or Galileo, the availability information generated by the Licensed Software shall not differ materially, in scope or quality, from that generated using the data currently obtained from Worldspan.  ITA shall notify Galileo not less than 30 days (or such lesser period as is commercially practicable under the circumstances, in ITA’s reasonable judgment) prior to switching or adding an availability data provider.  ITA shall provide reasonable cooperation and assistance to Galileo to enable it to evaluate the quality of the alternate availability data.  In the event Galileo reasonably determines that the alternate availability data is materially different, in scope or quality, than the availability data obtained from Worldspan, Galileo shall so notify ITA and the parties shall endeavor in good faith to resolve the deficiencies.  In the event such deficiencies are not resolved within thirty (30) days after delivery of such notice, Galileo shall have the right to terminate this Agreement, provided that no termination shall be effective until the dispute resolution procedures set forth in Section 15 of the License Agreement have been completed.

4.                   Operations Services

4.1          Data Center

(a) ITA will operate and maintain the Data Center and provide “Operations Services”, which will include, without limitation, the acquisition, installation, maintenance, upgrading, monitoring and all aspects of the operation of all computer hardware and equipment, and all services related thereto necessary in connection with the operation of the Licensed Software and the provision by ITA of the Data Services provided hereunder.

(b) Initially, ITA will operate the Hardware (as defined in Section 4.2) and provide Operations Services from its Billerica facility.  Galileo may hereafter request that ITA provide Operations Services from an additional location(s).  In such event, ITA will prepare a proposal to Galileo for the establishment of such additional location(s), which will include the anticipated schedule and cost thereof.

(c) Appendix A sets forth ITA’s procedures currently in place for the protection of the confidentiality of private fare information relating to Galileo or its users which may be transmitted to ITA.  From time to time, as requested by either party, ITA and Galileo may consult with respect to the modification of such procedures.  ITA agrees that it will use commercially reasonable efforts to follow such procedures as may be in place from time to time.

(d)  The parties acknowledge that they do not intend that ITA have access to any personally identifiable user information, such as phone numbers and addresses, credit card information, and/or employee account information of Galileo’s users (“Galileo User Information”).  In the event that ITA specifically agrees, in connection with the performance of an SOW or otherwise, that ITA will have access to Galileo User Information (provided that ITA may in its sole discretion reject any SOW that would require it to receive Galileo User Information), such information will be considered “Confidential Information” for the purposes of Section 12 of the License Agreement, and ITA agrees to hold such information in confidence, and protect such information, in accordance with the provisions of such Section 12 of the License Agreement and applicable law.  In addition, prior to and as a condition of receiving any such Galileo User

Information, ITA shall comply with Galileo’s reasonable policies, standards, and guidelines for privacy, information protection, and information and system security applicable thereto (which policies, standards, and guidelines will be made available upon ITA’s reasonable request).

4.2          Hardware

Simultaneously with the execution of this Agreement, Galileo will inform ITA of the initial number of fare searching/pricing servers it wishes ITA to operate exclusively on its behalf.  During the term of this Agreement, ITA will advise Galileo as to changes in the Licensed Software or available hardware which would affect Galileo’s server requirements.  From time to time, Galileo may determine (with such assistance from ITA as Galileo may reasonably request) to acquire additional servers, and ITA will acquire such number of additional servers as Galileo may direct.    In connection therewith, ITA shall consult with Galileo and will advise Galileo as to changes in settings or parameters that may result in ITA’s requiring a smaller number of servers to perform the Operations Services.  ITA will determine, in its reasonable discretion in consultation with Galileo, the servers, and other hardware and equipment (including ancillary equipment such as availability servers and query distributors, etc.) (the “Hardware”) appropriate for Galileo’s use of the Licensed Software at the Data Center and the provision by ITA of the Data Services provided hereunder.  ITA will replace Hardware when and as warranted in its reasonable judgment (e.g., to take advantage of developments in technology, computing speed, memory, etc.)  ITA shall, to the extent reasonably possible, notify Galileo in advance of any software, data, technology changes, or the like that would impact Galileo’s Hardware requirements for operation of the Licensed Software.

4.3          Operation of Software

ITA will be responsible for all aspects of the operation of the Licensed Software on behalf of Galileo, including the installation of Upgrade Releases provided under the License Agreement.  ITA will also monitor the Licensed Software at the Data Center.  ITA will not be responsible for Galileo’s operation of Galileo’s web site or for the operation of any software or hardware which is not located at the Data Center.

4.4          Communications

(a)  ITA will receive queries from Galileo and transmit responses from the Licensed Software, from the Data Center via communications channels which may include either a virtual private network or dedicated point-to-point circuits.

(b)  All hardware, software and services associated with communications between the Data Center and any facility from which Galileo may initiate queries to the Licensed Software (“Galileo Facility”), including maintenance thereof, will be provided by Galileo at its own expense.

(c)  Galileo expressly acknowledges that the flow of data to or from the Data Center will depend in large part on the performance of hardware, software and services provided or controlled by third party communications providers.  ITA disclaims any and all liability resulting from or related to Galileo’s inability to communicate with the Data Center, to the extent such inability is the result of the failure of hardware, software or services provided by such third party communication providers.

4.5          Disaster Recovery

ITA will comply with the provisions of the Disaster Recovery Plan (DRP) attached hereto as Appendix B, and shall provide Galileo with notice of any material change to such DRP.

4.6          Testing

ITA will perform, on a regular basis consistent with the frequency employed for ITA’s other licensees, but no less often than hourly, tests that measure the performance of the Licensed Software and the production system on which it operates (including response time, resource allocation vs. query volume), and provide the results of such tests to Galileo consistent with the frequency employed for ITA’s other licensees, but no less often than daily.  ITA and Galileo will consult on particular additional tests that Galileo may wish ITA to perform.

5.                   Performance Service Levels

5.1          Problem Classification

Problems will be classified in accordance with the following definitions:

(a)  Emergency Problems.  The following will be considered “emergency problems”: (i) the Licensed Software is “unavailable” (as defined in Section 5.3(b)); (ii) the Licensed Software is not being supplied with any fare data, or new fare data is not loaded within (***) hours after ITA’s receipt thereof; (iii) the Licensed Software is not being supplied with any schedule data, or new schedule data is not loaded within (***) hours after ITA’s receipt thereof; (iv) except under the circumstances described in Section 3.2(b), the Licensed Software is not being supplied with any availability data, or the availability feed to the Data Center is interrupted for a period exceeding (***) hours; (v) ITA fails to synchronize data loading with Galileo, as contemplated by Section 3.1(e); (vi) Galileo requests that ITA rollback either (A) the Licensed Software, to the prior version thereof, or (B) a complete data load to the system running the Licensed Software, to the prior version of the data; (vii) there is a significant reduction ((***) or greater) in the percentage of fares priced consistently by the Licensed Software and by Galileo’s faring system, measured during any 60 minute period, from a consistency baseline established for each License Month, based on the average daily percentage of fares priced consistently by the two systems during the preceding License Month, excluding the lowest five days of each month, provided that such reduction shall not be considered an emergency problem if it was caused by a change made by Galileo to its faring system; (viii) the Licensed Software’s response times have degraded, as measured pursuant to the following paragraph; or (ix) the Licensed Software is “offline” (i.e., does not respond to queries) for a period of two minutes or longer.

For the purposes of determining whether the Licensed Software’s response times have degraded, Galileo and ITA shall agree upon a reference data set that shall include multiple itineraries between certain city pairs in important markets designated by Galileo and upon a defined set of fares data, both of which shall be used to determine appropriate response times for shopping queries, assuming certain search parameters (such as depth of search).  Galileo shall monitor the processor response times periodically.  If at any time following deployment of the Licensed Software in a production environment, Galileo reasonably determines that the query response time has degraded from the response times experienced immediately prior to such time (such response times to be determined by averaging response times calculated at regular intervals over a 24-hour period preceding the time such degradation is alleged to have occurred), then the parties shall test the ITA software using the reference data set.  If the test results demonstrate that the response times have degraded by more than (***), and the correction thereof does not require the modification of the Licensed Software by ITA, then such degradation will be considered an emergency problem for the purposes of Section 5.1(a)(vii).

(b)  Non-Emergency Problems.  All problems that are not emergency problems, as defined in paragraph (a), will be considered “non-emergency problems”.  Without limiting the foregoing, the following will be considered “non-emergency problems”: (i) pricing errors in the Licensed Software that do not cause a significant reduction in pricing consistency, as described in subsection (a)(vii) above; and (ii) working with Data Providers (or Galileo, to the extent it is a supplier of data) to correct erroneous data (including instances where the software process the data correctly, but the data is not what a carrier intended to file).

Notwithstanding the foregoing definitions, the following will not be considered “problems” for the purposes hereof: (i) failure of a Data Provider (as defined in Section 3.1(d)) or of Galileo to provide fares or schedule data in a timely fashion; (ii) failure of telecommunications hardware or equipment which is not within ITA’s control; (iii) requests for Customization  (as defined in Section 2.1(c)) or (iv) problems caused by or arising from events of Force Majeure (as defined in Section 7.4).

5.2                               Response Times and Resolution Targets

ITA shall respond to and use its reasonable commercial efforts to resolve problems in accordance with the following guidelines, based upon the definitions set forth in Section 5.1:

(a)  Emergency problems:  Emergency problems may be reported at any time (24 hours/7 days a week).  All relevant resources shall be applied 24/7 until the problem is resolved.  The target resolution time for emergency problems will be (***) minutes after response.

(b)  Non-emergency problems:  Non-emergency problems may be reported by e-mail at any time.  ITA will apply appropriate resources (as determined by ITA in its reasonable discretion) during regular working hours until the problem is resolved.  The target resolution time for non-emergency problems will be the next scheduled upgrade in the case of software problems; provided that (i) Galileo and ITA may work together to create a procedure whereby ITA may provide a software “patch” prior to the next scheduled upgrade, as a result of either a feature request or a software defect; and (ii) problems which ITA (in its reasonable discretion, after consultation with Galileo) determines are insignificant may not be addressed by ITA.  In the case of non-emergency problems which are either operations problems or data problems, ITA will apply relevant resources and make commercially reasonable efforts to resolve such problems as soon as practicable, and will inform Galileo of its target resolution time.

5.3          Operations — Uptime

(a)           Uptime.  ITA shall maintain a minimum uptime of (***) (measured on a monthly basis) for the Licensed Software.  Failure to meet this uptime shall result in a credit to Galileo (representing a pro rata portion of the monthly Operations Center Fee provided in Section 6 below payable by Galileo for the month in which the failure occurred) to be applied against future monthly Operations Fees as provided below:

Uptime	Contractual Credit (as a percentage of monthly Operations Center Fee to be abated)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)

(b)  As used in paragraph (a) above, “uptime” means the number of minutes that the Licensed Software is not “unavailable”.  The Licensed Software will be considered “unavailable” for any minute in which it fails to return “correct answers” to at least (***) of the test queries posed to the Licensed Software during such period.  ITA will cause test queries to be posed to the Licensed Software not less frequently than (***), and will monitor the responses.  “Correct answers” will be defined as those answers that match the query that was originally requested.  For the purposes hereof, an answer will be deemed to match a query if it comprises the same origin, destination and dates as those in the query; provided, that if the Licensed Software fails to return an answer because no itinerary with the requested origin, destination and/or dates was possible, such answer will not be considered incorrect.  Answers that match the query originally requested, as described in the preceding sentence, but contain incorrect prices, will not constitute “unavailability” for the purposes of this paragraph.

(c)  If the Licensed Software is unavailable, ITA will provide credits pursuant to paragraph (a) unless such failure is due to any of the following: (i) an event of Force Majeure (as defined in Section 7.4); (ii) acts or omissions of Galileo, or any use or user of the Licensed Software authorized by Galileo; or (iii) Galileo’s applications, equipment, or facilities.

(d)  Galileo’s receipt of the credits set forth in paragraph (a) above shall be Galileo’s sole and exclusive remedy for failure to maintain uptime.

5.4          Standard Operating Procedures

The procedures for reporting, diagnosing, tracking and responding to problems are set forth in ITA’s standard operating procedures for Galileo (“SOP”), which is attached to this Agreement as Appendix C, as it may be amended by the parties from time to time; provided, that ITA will give Galileo reasonable prior notice of any anticipated major changes to the SOP.

6.                   Fees and Expenses

6.1          Maintenance Services

There is no charge for the Maintenance Services described in Sections 2.1(a) and 2.1(b), if the operation of the Licensed Software is hosted by ITA and ITA is charging Galileo for at least 100 servers pursuant to Section 6.3.1.  If ITA is charging Galileo for fewer than 100 servers, then the charge for Maintenance Services will be (***) per month.  If ITA is not hosting the operation of the Licensed Software, then the charge for Maintenance Services will be as set forth in Appendix D, attached hereto.

6.2.1       Data Services

There is no charge for the Data Services described in Section 3.1(d), if the operation of the Licensed Software is hosted by ITA and ITA is charging Galileo for at least 100 servers pursuant to Section 6.3.1.  If ITA is charging Galileo for fewer than 100 servers, then the charge for Data Services will be (***) per month.  If ITA is not hosting the operation of the Licensed Software, then the charge for Data Services will be as set forth in Appendix D. The Data Services to be provided without charge (or subject to a charge of (***), as the case may be) include the cost of processing private fares only if such fares are filed with ATPCO.  Any Data Services relating to private fares which are not filed with ATPCO will be subject to a Statement of Work (SOW) between the parties, as described in Section 2.1(c) above.

6.2.2       Increase in Fares/Schedules Data Costs

In the event there is a material increase in the cost to ITA of the fares and/or schedules data feeds which are provided hereunder from those presently in effect, ITA reserves the right to increase the fee for Data Services, in direct relation to such increase in data cost and the ITA customers who use such data, upon 90 days’ prior written notice to Galileo.  Notwithstanding the foregoing, in the event of ITA’s notifying Galileo of such a material increase, Galileo may use reasonable commercial efforts to obtain the right to provide the affected data to ITA directly (for use on behalf of Galileo but not ITA’s other customers, unless Galileo so agrees), in which event Galileo will not be obligated to pay any amounts pursuant to this Section 6.2.2.

6.2.3       ATPCO Royalty

ITA’s agreement with ATPCO provides that ITA need not pay royalties to ATPCO with respect to “products [licensed by ITA] which use Data supplied to a customer of [ITA] pursuant to an agreement between such customer of [ITA] and ATPCO.”  In the event ATPCO were to determine that Galileo were subject to a royalty payment by virtue of the preceding provision, Galileo will reimburse ITA for the actual amount of any such royalty payable to ATPCO; provided that, in the event of ITA’s notifying Galileo of such a royalty obligation Galileo may use reasonable commercial efforts to obtain the right to provide such data to ITA directly without additional cost to Galileo.

6.2.4       OAG Royalty

ITA’s agreement with OAG provides that ITA may provide OAG data to an ITA licensee without additional charges “if (i) the customer to which ITA Software is providing the [OAG] Data is also a subscriber to the OAG data or (ii) such customer’s use of the [ITA] Software utilizing the [OAG] Data is hosted by ITA Software.”  In the event OAG were to determine that Galileo were subject to a royalty payment by virtue of the preceding provision, Galileo will reimburse ITA for the actual amount of any such royalty payable to OAG; provided that, in the event of ITA’s notifying Galileo of such a royalty obligation Galileo may use reasonable commercial efforts to obtain the right to provide such data to ITA directly without additional cost to Galileo.

6.2.4       Additional Charge for Worldspan Availability Data

(a)          Galileo will pay an additional charge of (***) for each “Non-Subscriber PNR”, if any, where “Non-Subscriber PNR” has the meaning set forth in Appendix E.  Such (***) charge may be reduced in the event ITA is able to recover its fixed costs of obtaining Worldspan availability data from the ITA licensees to which such data is provided.  Notwithstanding any provision herein to the contrary, the amount ITA charges Galileo for availability data obtained from any source shall not exceed the lowest amount ITA charges any other licensee for such data.

(b)         If the charge described in paragraph (a) is applicable, Galileo will certify to ITA, within 25 days after the end of each calendar quarter, the number of Non-Subscriber PNRs created during such quarter.  Notwithstanding the provisions of Section 6.5, Galileo will pay such charge along with its delivery of such certification.  In its certification to Worldspan, ITA will aggregate PNRs among its customers so as not to disclose the number of PNRs attributable to Galileo.

(c)          It is the parties’ intention that the charge described in paragraph (a) apply only to PNRs that are created by Galileo customers to which the Licensed Software is made available.  In the event Worldspan asserts that ITA has not correctly calculated the number of Non-Subscriber PNRs with respect to Galileo, then Galileo will immediately pay ITA a charge of (***) for each additional Non-Subscriber PNR so asserted by Worldspan for which Galileo has not theretofore paid the charge; provided, that in such event ITA will, upon Galileo’s request and at Galileo’s expense (including but not limited to legal fees), use its best efforts to assist Galileo in contesting such assertion by Worldspan. Galileo shall have sole authority to prosecute, defend, and/or settle such dispute, provided that no such settlement shall be entered into without ITA’s consent if such settlement has the effect of either (i) requiring ITA to admit any breach of contract or other wrongdoing, in contract, in tort or at equity; (ii) obligating ITA or any other ITA customer, or having a reasonable probability of obligating ITA or any other ITA customer, to make any payments to Worldspan or to any third party that ITA or such customer would not have been obligated to pay absent such settlement; (iii) in any other way changing any material obligation of ITA to Worldspan or to any third party; or (iv) relieving Worldspan or any third party of any material obligation or liability to ITA.

(d)         Prior to January 2004, in the event Galileo is using Worldspan availability data, ITA will inform Galileo of the termination of the initial term of the Worldspan-ITA contract.  ITA and Galileo will consult together as to what to the various options open to Galileo for obtaining availability data.  Beginning in January, 2004, ITA will cease to provide Worldspan availability data to Galileo unless Galileo expressly agrees to continue paying any costs which apply to the provision of such data under the ITA-Worldspan agreement.

(e)          In the event that, at or following the expiration of ITA’s agreement with Worldspan in January 2004, an increase in the cost to Galileo of availability data causes the total amounts paid by Galileo under this Agreement and the License Agreement to increase by more than (***), then Galileo will have a one-time right, by notice given within 30 days of its receipt from ITA of notice of such increase in the cost of availability data, to terminate this Agreement and the License Agreement, effective as of the effective date of such increase. Increases in the cost of availability data attributable to PNR volume increases shall not be taken into account in calculating the overall increase in the amount paid by Galileo hereunder.  ITA may request, prior to its price negotiation with Worldspan or with another potential provider of availability information, that Galileo commit to use of such availability information provided the cost thereof is limited to a specified amount.  In such event, such a commitment by Galileo will supersede the provisions of the first sentence of this Section 6.2.4(e).

6.3          Operations Services

6.3.1       Data Center

(a) Monthly Hardware Cost.  ITA will charge Galileo a monthly charge, which will be based upon the number of dual process servers (both production and test servers) included in the Hardware from time to time that are used for low fare searching.  Such charge will relate to the cost of maintaining Galileo’s operations at the Data Center, and will be inclusive of all recurring acquisition, replacement, upgrading, operation and maintenance costs of the Hardware (including fare searching/pricing, availability and test servers as well as all other Hardware for which ITA will not bill Galileo separately), rack space, bandwidth, co-location, facility services, performance monitoring, networking charges, telecommunications and other costs associated with operation of the Data Center.  The amount of this fee will be (***) per month per dual process server, payable in equal monthly installments in advance beginning September 1, 2002 and prorated for partial months.  The price will be subject to the following discounts, based on the number of dual process servers in any one data center which are provided by ITA hereunder:

Number of dual process servers in data center	Monthly Fee per dual process server
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)

The fee for Operations Services will be graduated; in other words, servers 1 through 100 will be priced at (***) regardless of any discounts that may apply to higher numbers of servers or to servers at other data centers.  Notwithstanding the foregoing discount schedule, in the event there is a material increase in the cost to ITA of the Hardware, rack space, bandwidth, co-location, facility services, performance monitoring, networking charges, telecommunications or other costs associated with operation of the Data Center from those presently in effect, ITA reserves the right to increase the per server fee for Operations Services, in direct relation to such increase in ITA’s cost, upon 90 days’ prior written notice to Galileo; provided that in no event will such fee be greater than (***) per dual process server (subject to Section 6.4).

(b) Set-up Cost for Additional Locations.  ITA has provided Galileo, without charge, with all necessary services in connection with the set-up of the Billerica location.  In the event Galileo requests that ITA establish an additional location from which to provide Operations Services, then Galileo will pay ITA a one-time charge with respect to the services rendered by ITA in the establishment of such location (which charge will be set forth in the proposal presented to Galileo pursuant to Section 4.1(b)).  In addition, for the purpose of computing a discount pursuant to Section 6.3.1(a), the number of servers will be calculated separately for each data center (i.e., in the event Galileo had 100 servers in each of two data centers, no discount would apply).

6.3.2       Communications Costs

All hardware, software and services associated with communications between the Data Center and Galileo Facility, including maintenance thereof, will be for the account of Galileo.  In the event ITA contracts for such hardware, software and/or services, Galileo will reimburse ITA for the cost thereof; provided, that no such expenses will be incurred on Galileo’s account without prior notice to and consultation with Galileo.

6.3.3       Other Costs

In the event that ITA’s personnel are obligated to travel outside of the greater Boston area in connection with the provision of Maintenance Services, Data Services or Operations Services pursuant to this Agreement, Galileo will pay ITA, with respect to such travel, all out-of-pocket expenses thereof; provided that (1) ITA obtains Galileo’s prior written approval before incurring such reimbursable expenses; or (2) such expenses are incurred in accordance with Galileo’s then-current policy regarding such reimbursable expenses (a copy of which Galileo agrees to provide ITA).  ITA agrees to provide Galileo with access to such original receipts, ledgers, and other records as may be reasonably appropriate for Galileo or its accountants to verify the amount and nature of any such expenses.

6.4          CPI Increase

At any time after September 30, 2003, the hourly rate for software developers set forth in Section 2.1(c), the fee for maintenance set forth in Section 6.1, the fee for data services set forth in Section 6.2.1, and/or the per-server fee for operations services set forth in Section 6.3.1 may be increased, at ITA’s option upon notice to Galileo, by an amount equal to the CPI Increase.  The “CPI Increase” means the change (as of the date the most recently available) in the Bureau of Labor Statistics Consumer Price Index — All Items (as reported in the Wall Street Journal) from a base of September, 2002 through September of the year for which such change applies.

6.5          Payment Terms

All fees and expenses described in this Section 6 will be invoiced by ITA, and each such invoice will be payable thirty (30) days after receipt by Galileo.  Any overdue invoices will accrue interest at the rate of 12% per annum from the date due until the date actually paid.  In the event of a good faith dispute as to any portion of an invoice, Galileo shall give written notice to ITA, within fourteen (14) days after receiving such invoice, stating the details of any such dispute and shall promptly pay any undisputed amount in accordance with this Agreement.  Unless specifically provided in this Agreement, there shall be no other fees payable by Galileo.  Prior to the effective date of this Agreement, Galileo reimbursed ITA for the cost of acquiring certain servers to be used by ITA in providing the Services.  The aggregate amount of such reimbursements shall be treated as a credit to Galileo’s account and shall be applied to payment of the fees and expenses owed by Galileo hereunder until expended.

7.                   General Provisions

7.1          Warranties

ITA shall perform the Maintenance Services, Data Services, Operations Services and all other services specified herein in a good, workmanlike and professional manner using qualified personnel fully familiar with the Licensed Software.

7.2          Designated Account Managers

Galileo and ITA shall each appoint an account manager (“Account Managers”) who shall be responsible for all administrative matters pertaining to this Agreement. The Account Managers will serve as primary point of contact for the other party for any matter regarding this Agreement.

Either party may replace the appointed Account Manager upon delivery, prior to such change, to the other party of written notice of such change.

7.3          Term

(a)  The term of this Agreement will be contemporaneous with the term of the License Agreement, except that either party may terminate this Agreement in the event the other party materially breaches any of its obligations hereunder and fails to cure such breach within thirty (30) days (sixty (60) days in the case of a payment default, provided that Galileo will make commercially reasonable efforts to pay invoices in a timely fashion) after receipt of notice of such breach by the non-breaching party.

(b)  (i) Galileo may terminate the Operations Services set forth in Section 4 without cause, upon 120 days’ prior written notice to ITA.  Galileo acknowledges that ITA will incur out-of-pocket costs (and obligations for future costs) for hardware, facilities or equipment, as well as the retention of personnel, as a result of its commitment to provide Operations Services to Galileo hereunder.  Therefore, upon termination of Operations Services pursuant to this Section 7.3(b), Galileo will pay ITA an amount determined as follows (in addition to the costs payable under Section 6.3 during the notice period): (A) Galileo will pay ITA an amount representing the residual value (i.e., cost after depreciation) of the Hardware utilized by ITA solely to provide the hosting services to Galileo, and upon such payment ITA will convey such Hardware to Galileo (or its designee), (B) Galileo will pay ITA an amount representing the anticipated cost to ITA of telecommunications lines, colocation facilities, and other similar out-of-pocket expenses to which ITA has committed as of the date of notice of termination (provided that at the time of making any such commitments ITA will inform Galileo of the termination provisions thereof, and will not enter into any such commitments exceeding one year without Galileo’s prior consent), and (C) Galileo will pay ITA a fixed amount representing the cost to ITA of personnel retained in order to provide Operations Services to Galileo, which will be determined by the parties at the time of development of the project plan referred to in clause (ii) below.

(ii)  In the event of termination of Operations Services pursuant to this Section 7.3(b), the parties will use work together in good faith to develop, during the notice period, a project plan to ensure an orderly transition of the hosting to Galileo (or its designated service provider) with minimal disruption to Galileo’s use of the Licensed Software.  Such project plan will include, without limitation, the provision by ITA of reasonable transition assistance to Galileo and the reimbursement by Galileo to ITA of any reasonable direct out-of-pocket and (on an hourly basis) personnel expenses incurred in providing such transition assistance.   In addition, as part of the transition plan, the parties will negotiate an amendment of this Agreement that revises the provisions of Sections 5 and 6 (as well as such other provisions as are affected by such termination) so as to be consistent with the fact that Galileo, and not ITA, is operating the Licensed Software.  If and when Galileo or its designated service provider assumes responsibility for operating the Licensed Software, the services to be provided by ITA shall be as set forth in Appendix D, attached hereto.

(c)  If Galileo notifies ITA of its termination of Operations Services pursuant to Section 7.3(b), Galileo may also (but will not be obligated to) terminate Data Services pursuant to Section 3, by notice to ITA given simultaneously with its notice of termination of Operations Services.

7.4          Force Majeure

ITA will not be responsible or liable for, and will be excused from, any non-performance or delay in the performance of any of its obligations under this Agreement if and to the extent that such non-performance or delay (i) is caused by an act of God, natural disaster, civil disturbance, war, fire, earthquakes, changes in law, regulation or government policy, or non-performance by any third party (including vendors or suppliers), or any other factor beyond the control of ITA, whether or not foreseeable (“Force Majeure”), and (ii) could not have been prevented by ITA’s taking normal and customary precautions.  In the event that ITA is excused from the performance of its obligations pursuant to this Section 7.4, then ITA will use its reasonable commercial efforts to resume performance of its obligations as soon as feasible.  If an event of Force Majeure prevents ITA from providing substantially all of the services provided hereunder for more than (***) business days, then beginning on the (***) business day Galileo’s obligation to pay for such services pursuant to the provisions hereof shall be suspended until the cessation of such Force Majeure.  Notwithstanding the foregoing, if any event of Force Majeure prevents, or is reasonably likely to prevent, ITA from providing substantially all of the services provided hereunder for a period of more than 90 days, then Galileo shall have the right to terminate this Agreement (but not the License Agreement), upon notice to ITA.  In the event of such termination, neither party will have any liability or obligation to the other under this Agreement following the effective date of termination.

7.5          Exclusivity of Remedies

The provisions of this Agreement constitute the exclusive provisions applicable to ITA’s maintenance and support of the Licensed Software and the provision and support of data and operations therefor.  ITA disclaims any and all warranties, express or implied, including but not limited to warranties of merchantability or fitness for a particular purpose, except as specifically set forth herein.

7.6          Notices

Any notices given hereunder shall be given pursuant to and as provided in the License Agreement.  In addition, Galileo agrees that ITA may provide invoices to Galileo by means of facsimile or email transmission.

7.7          Limitation of Liability/Indemnification

The parties’ indemnification obligations and the limitations of liability set forth in Sections 9 and 10, respectively, of the License Agreement shall apply to this Agreement.

7.8          Miscellaneous

(a) The parties will attempt to resolve any disputes arising hereunder in accordance with the dispute resolutions provisions of Section 14 of the License Agreement.

(b) If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.

(c) This Agreement, together with the License Agreement, represents the entire agreement of the parties with respect to the subject matter hereof and any other previous understanding, commitments, or agreement, oral or written, between Galileo and ITA with respect to the subject matter hereof.

(d) No failure by either party to insist upon the strict performance of any covenant, term or condition of this Agreement, or to exercise any right or remedy, shall constitute a waiver of such right or remedy on any subsequent occasion.

(e) The validity, construction, scope and performance of this Agreement shall be governed by the laws of the State of Delaware, exclusive of its choice of law provisions.

(f) This Agreement may not be amended except in writing executed by duly authorized representatives of both ITA and Galileo.

(g) This Agreement may not be assigned by either party except in connection with and under the circumstances permitted under the License Agreement.  Subject to the foregoing, this Agreement will be binding on the parties and their respective successors and permitted assigns.

(h) This Agreement may be signed in one or more counterpart copies, all of which together shall constitute one Agreement and each of which shall constitute an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 3rd day of October, 2002.

ITA Software, Inc.		Galileo International, L.L.C.

By:	/s/ Jeremy Wertheimer	By:	/s/ KENNETH ESTEROW

Name:	Jeremy Wertheimer	Name:	/s/ Kenneth Esterow
Title:	President	Title:

APPENDIX A

DESCRIPTION OF PROCEDURES FOR PROTECTION OF CONFIDENTIALITY OF GALILEO PRIVATE FARES

ITA receives fareloads (each of which comprises a complete set of fares and rules) at its data center, via FTP, from ATPCO.  ITA’s network at its data center(s) is firewall-protected to prevent outside access.  When received, a fareload is moved from the ATPCO area of the disk to the ITA buildserver.  ITA’s buildserver separates the fares according to (i) whether they are public or private tariffs and (ii) if private, what ITA customer or other entity they relate to.  For each ITA customer, private fares relating to that customer, as well as all public fares, are then moved to that customer’s area of the disk and made accessible, via FTP, to that customer only (access to each customer’s disk area is controlled by password).  Each customer’s FTP disk area is unique and not accessible to any other customer.  Private tariffs are normally identified as relating to a particular ITA customer either by Category 15, using a pseudo city code (PCC), or by tariff number.  No customer has access to the “buildserver” area of the disk where all fares and rules are stored.  Specified ITA employees, whose positions reasonably require access to the data center (such as employees in the operations department)

Initially, Galileo will not provide ITA with either PCCs or tariff numbers to identify Galileo private fares.  Instead, ITA will make available to Galileo, at Galileo’s area of the disk, both (1) public fares and (2) all fares received by ITA that ITA cannot identify, based on either PCC or tariff number, as pertaining any other entity (in addition to all).  Galileo, and not ITA will be responsible for identifying fares within this area as Galileo private fares.

ITA will insure, through password-protected access, that no other ITA customer gains access to the Galileo area of the disk.  ITA will not responsible if another ITA customer gains access to a Galileo private fare if the fare is made accessible to another area of the disk as a result of either of the following (1) the carrier filing the fare miscodes the fare or (2) ATPCO makes an error in formatting or transmitting the fare.

ITA transmits each fareload from the data center at which it is received to ITA’s other data center, via the secure shell protocol (SSH).

ITA also transmits a copy of each fareload to its office in Cambridge, Massachusetts.  All ITA employees have access, through their passwords, to the network on which the data is kept; however, no access is permitted without a password.  Network passwords are given only to ITA employees; to the extent ITA gives access to its internal network to anyone who is not an ITA employee, ITA will insure that such person does not have access to the portions of the network that contain Galileo data.

APPENDIX B

DISASTER RECOVERY PLAN

 [attached as a separate document]

APPENDIX C

ITA Software, Inc.

Standard Operating Procedures

(SOP)

for

Operating Support to

GALILEO INTERNATIONAL, L.L.C.

Introduction

The purpose of this Standard Operation Procedure (SOP) document is to establish an approach for the reporting and resolution of problems related to the operation of ITA Software’s Low Fare Search (LFS) software, Availability Cache Server (AVS) software, and supporting infrastructure.

It should be understood that this document is technical in nature, and is not meant to replace the Service Level Agreement which establishes many of the parameters and milestones which apply to this document.

How a Problem Is Reported

(a)                                  Step 1: Classification

In order to report a problem, the following information must be gathered:

•                         Summary of problem

•                         Details (any context, error messages, steps to reproduce, screen-shots, query samples, or other data that would be useful in diagnosing the problem). For low fare search queries, please include the query itself and the results received.

•                         Software components being used

•                         Contact information (business and technical contacts with phone and email information)

•                         Reproducibility (how often and/or reliably can the problem be reproduced?)

•                         Severity of impact (no impact, intermittent failure, severe failure, critical business impact)

•                         Date and time of first occurrence, duration and frequency of occurrences.

Additional tools and procedures may be provided by ITA Software at a later date to improve the customer’s ability to diagnose problems. The results of applying these procedures and tools should be gathered with any other problem detail.

(b)                                 Step 2: Reporting

For all non-emergency problems, the classification information should be sent as email to:

help@itasoftware.com

This email should be brief, with a descriptive subject. Any long errors, query files or the like should be included as an attachment. No attachment should be over 800kB in length.

For emergency problems, call the ITA Software Problem Reporting Hotline at:

(888) 206-6413

If the hotline does not answer for any reason, leave a voice message, and then send email to:

oncall-pager@itasoftware.com

(c)           Step 3: Tracking Assignment

All incoming requests will be assigned a tracking number. This tracking number will be of the form XYYZZZZ (e.g. T000001).  This tracking number should be used as a reference in any ongoing communications.

(d)                                 Step 4: Diagnosis

All problems are diagnosed in two stages. First, a general assessment of the problem is made and those conclusions are shared with the customer with an estimate of the complexity of the problem rated 1-3.

•                         Complexity level 1 problems can be addressed during the initial interaction with the customer, and no further interaction should be required.

•                         Complexity level 2 problems require more extensive effort and cannot be addressed during initial consultation with the user, but can be addressed by a single engineer within the scope of their regular duties.

•                         Complexity level 3 problems require a non-trivial amount of effort or new resources to solve.  The solution to these problems requires the assignment of a dedicated staff resource or the allocation of unbudgeted resources.

For complexity level 2 and 3 problems, additional work may be required after the initial user consultation. In these cases, a ticket number will always be given to the user (either by email or during the call to the hotline).

(e)                                  Step 5: Follow-up

Once information is received that points to an ongoing operational problem, on-call operations engineers will apply systematic diagnostic procedures to triage the problem and determine whether or not there are any available workarounds.  If it is confirmed to be a valid problem of an operational nature that either has an immediate adverse impact or has the potential to present a future adverse impact, the work to resolve the problem will be started as soon as possible.  If additional personnel resources are required to address the incident, they will be notified.

The customer will then be updated as required by ITA personnel in accordance with reporting guidelines outlined in the ITA/Galileo SLA.

If the Galileo report is classified as a feature request, request for information, user error or known problem, then the report will be passed to the Galileo Customer Relations Manager (CRM) for prioritization and tracking.

APPENDIX D

OPERATIONS HOSTED BY GALILEO

If and when Galileo (or its designated service provider) assumes responsibility for hosting the operation of the Licensed Software, then the scope of services ITA will provide to Galileo under the SLA will change as follows:

ITA will continue to provide Maintenance Services pursuant to Section 2, except that the parties may revise the process for testing Upgrade Releases as set forth in Section 2.1(c).

ITA will no longer need to provide Fares and Schedule data; ITA will, however, still be required to provide the other Data Services specified in Section 3 as requested by Galileo, including the provision of availability data to the Licensed Software from the availability cache supplied by Worldspan, Galileo or another source.  Presently, ITA uses operations scripts in connection with loading of data to the Licensed Software; in the event Galileo terminates Data Services, ITA will provide such scripts to Galileo as an accommodation; however, such scripts will not be considered “Licensed Software” for warranty purposes, unless the hardware configuration utilized by Galileo is approved by ITA, and any services provided by ITA in connection therewith will not be included in the Maintenance Services.

ITA would no longer be obligated to operate the Data Center or provide Operations Services described in Section 4, except to the extent (if any) that such services are required to perform the Data Services relating to the provision of availability data.

The performance standards set forth in Section 5 will be modified as follows: the parties will develop a standard for determining whether a problem is a software problem or a data or operations problem.  ITA will be responsible for Maintenance Services with respect to software problems but not with respect to any problems with data (other than availability data) or operations.

ITA would provide Galileo advice and support related to operation, testing, and performance measuring of the Licensed Software, as needed.

When the parties develop a detailed project plan pursuant to Section 7.3(b)(ii), ITA will inform Galileo of the fees that will be charged under Section 6 for Maintenance Services and for Data Services (relating to availability data only), including the advice and support referred to above.  Such charges may be fixed monthly charges, hourly charges based on services rendered, or some combination thereof, and will be reasonably based upon ITA’s actual cost of providing such services.

ITA, in consultation with Galileo, will amend the Disaster Recovery Plan so as to be consistent with the foregoing.

APPENDIX E

DEFINITIONS RELATING TO NON-SUBSCRIBER PNR CHARGE

“Non-Subscriber PNR” means a PNR created by a Non-Subscriber.  In connection therewith, the following terms have the respective meanings indicated below:

“Availability Request” means a request from ITA for availability information for flight segments on air carriers.

“Availability Response” means the Worldspan response to an Availability Request from ITA.

“AVS Data” means data comprising additions or modifications to the AVS Database.

“AVS Database” means, collectively, (i) a database, copies of which will be maintained by both ITA and Worldspan, comprising flight availability status information relating to specific flights, dates, routings and classes of service; and (ii) any additional information received by ITA from Worldspan relating to the use of such database.

“Echo Availability Screen” means Worldspan’s response to any request for availability information which is received from a user of the Worldspan System (other than ITA).

“ITA Offering” means any product commercially offered by ITA that includes any Worldspan Data.

“Non-Subscriber” means any User who does not process in the Worldspan System substantially all its travel transactions which are generated from ITA Offerings.

“PNR” means a passenger name record.

“User” means any person who uses an ITA Offering.

“Worldspan Data” means, collectively, the AVS Database, AVS Data, Availability Responses and Echo Availability Screens, and any compilation or derivative thereof, whether made by Worldspan, ITA or any third party.

“Worldspan System” means the computer reservations systems operated by Worldspan.